File No. 70-9609

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________________________________

Post-Effective Amendment No. 6
to
FORM U-1
APPLICATION/DECLARATION
UNDER THE
PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

_____________________________________________________________

Energy East Corporation
Energy East Enterprises, Inc.
Maine Natural Gas Corporation
Energy East Capital Trust I
P.O. Box 12904
Albany, NY 12212-2904

RGS Energy Group, Inc.
New York State Electric & Gas Corporation
Rochester Gas and Electric Corporation
89 East Avenue
Rochester, NY 14649-0001

CMP Group, Inc.
Central Maine Power Company
Maine Electric Power Company, Inc.
NORVARCO
83 Edison Drive
Augusta, ME 04336

Connecticut Energy Corporation
The Southern Connecticut Gas Company
855 Main Street
Bridgeport, CT 06604

CTG Resources, Inc.
Connecticut Natural Gas Corporation
10 State House Square
Hartford, CT 06144-1500

Berkshire Energy Resources
The Berkshire Gas Company
115 Cheshire Road
Pittsfield, MA 01201

(Names of companies filing this statement and
addresses of principal executive offices)

_____________________________________________________________

Energy East Corporation

(Name of top registered holding company parent)
_____________________________________________________________

Kenneth M. Jasinski
Executive Vice President
and Chief Financial Officer
Energy East Corporation
P.O. Box 12904
Albany, New York 12212-2904
Telephone: (518) 434-3049

(Names and addresses of agents for service)

The Commission is requested to send copies of all notices, orders and communications to:

Robert D. Kump
Vice President, Treasurer & Secretary
Energy East Corporation
P.O. Box 12904
Albany, New York 12212-2904
Telephone: (518) 434-3049

          Energy East Corporation, a New York corporation ("Energy East," and together with the other companies filing this statement, the "Applicants"), is a registered holding company under Section 5 of the Public Utility Holding Company Act of 1935, as amended (the "Act"). On September 12, 2000, the Securities and Exchange Commission (the "SEC" or "Commission") issued an order authorizing (1) ongoing financing activities of Energy East and its Subsidiaries; (2) intrasystem extensions of credit; (3) the creation, acquisition or sale of nonutility subsidiaries; (4) the payment of dividends out of capital and unearned surplus; and (5) other related matters pertaining to Energy East and its Subsidiaries.1 On January 28, 2003, the Commission issued a Supplemental Order2 modifying the Financing Order to reflect the acquisition by Energy East of RGS Energy Group, Inc. ("RGS"), File No. 70-9901, pursuant to which RGS became a direct subsidiary of Energy East (the "Merger").3 The Merger was completed on June 28, 2002.

          All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Financing Order, as supplemented by the Supplemental Order. Except as modified pursuant to this Post-Effective Amendment No. 6 and any supplemental order issued by the Commission in response hereto, Applicants propose that the Financing Order, as supplemented by the Supplemental Order, shall remain in effect and unchanged as a result of this Post-Effective Amendment No. 6 and any supplemental order issued by the Commission in response hereto.

          In the Supplemental Order, Energy East undertook to file a post-effective amendment seeking authorization to continue using certain investment grade criteria. By this post-effective amendment, Applicants seek authorization by the Commission to continue to use such investment grade criteria, as modified below, and request that the Commission release its jurisdiction over the investment grade criteria with respect to Energy East's undertaking set forth below. In addition, Applicants represent that, except for issuances of common stock, no guaranties or other securities may be issued in reliance upon the requested authorization, unless (i) the security to be issued, if rated, is rated investment grade; (ii) all outstanding securities of the issuer that are rated, are rated investment grade; and (iii) all outstanding securities of Energy East, that are rated, are rated investment grade (the "investment grade ratings criteria".) For purposes of this provision, a security will be deemed to be rated "investment grade" if it is rated investment grade by at least one "nationally recognized statistical rating organization," as that term is used in paragraphs (c)(2)(vi)(E), (F) and (H) of Rule 15c3-1 under the Securities Exchange Act of 1934. Applicants request that the Commission reserve jurisdiction over the issuance of securities that are rated below investment grade. Applicants further request that the Commission reserve jurisdiction over the issuance of any guaranty or other security at any time that the investment grade ratings criteria are not satisfied.

          No approval or filing with any state commission is required in connection with the filing of this Post-Effective Amendment No. 6.

______________________________

1 Energy East Corp., et al., HCAR No. 35-27228 (Sept. 12, 2000) (the "Financing Order").

2 Energy East Corp., et al., HCAR No. 35-27643 (January 28, 2003) (the "Supplemental Order").

3 Energy East Corp., et al., HCAR No. 35-27546 (June 27, 2002).

          The fees, commissions and expenses incurred or to be incurred in connection with this Post-Effective Amendment No. 6 are estimated at $5,000.

SIGNATURES

          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, each of the undersigned companies has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY EAST CORPORATION
RGS ENERGY GROUP, INC.
CMP GROUP, INC.
CONNECTICUT ENERGY CORPORATION
CTG RESOURCES, INC.
BERKSHIRE ENERGY RESOURCES
ENERGY EAST ENTERPRISES, INC.
ENERGY EAST CAPITAL TRUST I

     /s/ Robert D. Kump
Name: Robert D. Kump
Title:   Vice President, Treasurer and Secretary
          (Treasurer and Secretary-
           Energy East Enterprises, Inc.
           and Administrative Trustee -
           Energy East Capital Trust I)

NEW YORK STATE ELECTRIC & GAS      CORPORATION
ROCHESTER GAS AND ELECTRIC
     CORPORATION

     /s/ James P. Laurito
Name: James P. Laurito
Title:   President

CENTRAL MAINE POWER COMPANY
MAINE ELECTRIC POWER COMPANY
NORVARCO

     /s/ Sara J. Burns
Name: Sara J. Burns
Title:   President

MAINE NATURAL GAS CORPORATION THE SOUTHERN CONNECTICUT GAS COMPANY CONNECTICUT NATURAL GAS CORPORATION /s/ Michael I. German Name: Michael I. German Title: President	THE BERKSHIRE GAS COMPANY /s/ Robert M. Allessio Name: Robert M. Allessio Title: President, Chief Executive Officer & Treasurer
Date: January 28, 2004